                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE                    CONTACT:
                                         Trudi Allcott
July 3, 2001                             Manager, Communications
                                         Owens & Minor
                                         804-935-4291
                                             or
                                         Richard F. Bozard
                                         Vice President, Treasurer
                                         Owens & Minor
                                         804-965-2921

                    Owens & Minor Completes Tender Offer for
               $150 Million in 10 7/8% Senior Subordinated Notes

Richmond, VA....(NYSE-OMI) Owens & Minor announced today that it has completed the tender offer to purchase for cash any and all of its outstanding $150 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2006. As of 5:00 p.m., New York City time, on Monday, July 2, 2001, the expiration date, the Company had accepted tender of Notes from holders of $119,740,000 (or 79.8%) of the $150,000,000 outstanding principal amount of the Notes pursuant to the Offer to Purchase, dated June 5, 2001, and the related letter of transmittal. Payment for the Notes will be made on July 3. The company has initiated full redemption of the remaining $30,260,000 of notes that were not tendered by July 2, 2001.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's leading distributor of national name brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For fax copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125.

                                    # # # #